EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Skyworks Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91524, 333-100312, 333-100313, 333-122333, 333-131628, 333-132880, 333-134375, 333-150780, 333-150782, 333-162960, 333-176282, 333-176285, 333-176286, 333-191311, 333-204310, and 333-238910) on Form S-8 of Skyworks Solutions, Inc. of our report dated November 16, 2020, with respect to the consolidated balance sheets of Skyworks Solutions, Inc. as of October 2, 2020 and September 27, 2019, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended October 2, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of October 2, 2020, which report appears in the October 2, 2020 annual report on Form 10‑K of Skyworks Solutions, Inc.
Our report refers to a change in the method of accounting for leases in fiscal 2020 due to the adoption of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Irvine, California
November 16, 2020